Exhibit 10.01

1060 East. Arques Ave.

Sunnyvale CA 94085

Ph:   (408) 616-4000

Fax: (408) 830-9525

April 17, 2004

Robert Valiton

[address]

Dear Rob:

Silicon Image, Inc. (the “Company”) is pleased to confirm our offer of continued employment to you. The terms of our offer and the benefits provided by the Company are as follows:

1.                                       You will report to the Chief Executive Officer in the position of Vice President, Worldwide Sales of the Company.  By your signature below, you hereby concurrently resign from your other sales positions at the Company.

2.                                       Your annual base salary will be $240,000 per year, effective as of April 1, 2004.  You will be eligible to receive a cash incentive bonus of $60,000 for achievement of on-target IC product revenues for the 2004 fiscal year.  Any additional cash incentive bonus for over-achievement beyond on-target IC product revenues for the 2004 fiscal year will be memorialized in an addendum to this letter.  You will receive a one-time relocation incentive payment of $60,000 and reimbursement of your actual relocation costs, up to $40,000.  We will also recommend that the Compensation Committee grant you a stock option for 300,000 shares with an exercise price equal to the closing price of our stock on the date of grant which will vest monthly over four years provided you continue to be employed by us.

3.                                       You will be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other employees and key executives of the Company, including, without limitation, retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, stock purchase, incentive or other bonus plans, life, disability, health, accident and other insurance programs, and similar plans or programs.  You will be eligible for the applicable number of days of paid PTO per year, per the PTO policy.

4.                                       Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and PTO accrued to the date of your termination of employment and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.  You will not otherwise be entitled to any other compensation, award or damages with respect to your employment or termination, except that in the event that your employment is terminated by the Company without “Cause” (as defined following) you will also be entitled to receive cash severance in an amount equal to six months of your then-applicable annual base salary, net of applicable taxes (which may be paid in the Company’s discretion in a lump sum or according to its normal payroll cycle).

As used herein, “Cause” means (i) any breach of this agreement, the employee inventions and confidentiality agreement between you and the Company, or any other written agreement between you and the Company, if such breach causes harm to the Company; (ii) any negligence or willful misconduct by you in your performance of duties to the Company that causes harm to the Company; (iii) your repeated failure to diligently follow the lawful directions of the Board of Directors of the Company or the person to whom you report or your repeated failure to diligently perform your duties in a reasonable manner pursuant to this agreement; (iv) commission of a felony under the laws of the United States or any state thereof; (v) commission of any act of fraud, embezzlement or dishonesty or breach of fiduciary duties; (vi) the abuse of alcohol or controlled substances that has a detrimental effect upon your performance of your duties under this agreement; or (vii) a good faith determination by the Company’s Board of Directors or the person to whom you report that your performance is unsatisfactory.

In consideration of and as a condition to receiving the severance set forth in this Section 4, concurrently with your termination of employment, you will execute an agreement in form acceptable to the Company providing for a full unilateral release in favor of the Company and its directors, officers and other related persons.  However, you will not be required to release any right to indemnification that you may have under applicable law, the Company’s bylaws or the Indemnity Agreement between you and the Company.

5.                                       During the term of your employment with the Company and for one year thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of the Company to terminate his or her employment with the Company.

6.                                       Should you decide to accept our offer, you will remain an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

7.                                       This letter agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to such subject matter, including without limitation the letter agreement between you and the Company dated July 16, 1999.  This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.  The parties agree that any dispute regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

8.                                       If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter agreement in the space indicated below and return it to me.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer.  Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to continue working together.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

Silicon Image, Inc.

By:	/s/ David D. Lee
David D. Lee, CEO

Acknowledged, Accepted and Agreed

/s/ Robert Valiton
Robert Valiton

ADDENDUM

2004 VP Worldwide Sales Bonus Plan

Performance to Plan (PTP)	Base	Revenue-based Incentive	Percent of PTP@100%	Total Cash Compensation
70%	$240,000	$21,000	35.0%	$261,000
75%	$240,000	$22,500	37.5%	$262,500
80%	$240,000	$30,000	50.0%	$270,000
85%	$240,000	$37,500	62.5%	$277,500
90%	$240,000	$45,000	75.0%	$285,000
95%	$240,000	$52,500	87.5%	$292,500
100%	$240,000	$60,000	100.0%	$300,000
105%	$240,000	$86,400	144.0%	$326,400
110%	$240,000	$112,800	188.0%	$352,800
115%	$240,000	$139,200	232.0%	$379,200
120%	$240,000	$165,600	276.0%	$405,600
125%	$240,000	$192,000	320.0%	$432,000
130%	$240,000	$224,400	374.0%	$464,400
135%	$240,000	$256,800	428.0%	$496,800
140%	$240,000	$289,200	482.0%	$529,200
145%	$240,000	$321,600	536.0%	$561,600
150%	$240,000	$354,000	590.0%	$594,000

Accelerator Ramp
Percent of Quota Achieved		Accelerator	Annual Payout per%
0%	75%	50%	$300
76%	100%	163%	$1,500
101%	125%	320%	$5,280
126%	150%	370%	$6,480